Exhibit 99.1

Abiomed Announces Record Results for Third Quarter of Fiscal 2008

  Revenue up 24% to $16 Million, Highest Ever in Company History
  Highest Quarterly Revenue in Both U.S. and Europe
  iPulseTM Combination Console Approval Announced December 19, 2007
  Impella Disposable Revenue up 192%

DANVERS, Mass.--(BUSINESS WIRE)--Abiomed, Inc. (NASDAQ: ABMD) today announced third quarter of fiscal 2008 revenue of $16.0 million, up 24% compared to revenue of $12.9 million for the same period of fiscal 2007. Total revenue for the third quarter of fiscal 2008 was the highest in Abiomed history, and the Company announced that revenue in both the U.S. and Europe were also record highs for a quarter. Revenue for the nine months ended December 31, 2007 was $41.4 million, up 13% compared to revenue of $36.8 million in the first nine months of fiscal 2007.

Recent financial and operating highlights include:

  The third quarter of fiscal 2008 GAAP net loss was $8.3 million, or $.26 per share, which included stock option and other stock-based compensation expense of $1.4 million, or $.04 per share. The net loss for the third quarter of fiscal 2007 was $6.7 million, or $.25 per share and included stock option and other stock-based compensation expense of $1.4 million, or $.05 per share.
  During the third quarter of fiscal 2008 compared to the third quarter of fiscal 2007, Impella® disposable revenue increased 192%, AB5000® disposable revenue increased 4%, and BVS® 5000 disposable revenue declined 3%.
  During the third quarter of fiscal 2008 compared to the third quarter of fiscal 2007, Impella console revenue increased 100% and AB5000 console revenue decreased 12%.
  The FDA recently responded to the Company on its submission for 510(k) clearance of the Impella® 2.5 circulatory support device. There were no new questions and the clinical data provided by the Company has been accepted by the FDA and the labeling has been agreed upon. The remaining question involves comparative bench testing relative to one of the predicate devices proposed and the Company is actively working to provide this information to the FDA. As Abiomed has stated since its original submission, there are no guarantees but the Company remains confident that we will receive 510(k) clearance for the Impella 2.5.
  Abiomed’s pivotal study with Impella 2.5 for high-risk PCI (percutaneous coronary intervention) is underway and the Company commenced shipping to enrolled centers during its third quarter of fiscal 2008.
  Abiomed announced it has submitted for Investigational Device Exemption (IDE) approval to commence a pivotal study with the Impella 2.5 for acute myocardial infarction (AMI) shock patients.
  The Company’s iPulseTM combination intra-aortic balloon (IAB) and ventricular assist device (VAD) console was approved by the FDA in late December 2007 and Abiomed recently received FDA labeling approval of one year bench reliability for its AB5000 VAD.
  Abiomed’s AbioCor® total replacement heart was recently approved by the FDA.
  The Company recently received a proposed National Coverage Decision (NCD) from the Centers for Medicare & Medicaid Services (CMS) to reimburse hospitals for its AbioCor total replacement heart procedure. Three insurance companies have existing coverage policies for the AbioCor: Cigna, Humana and Healthnet.
  Abiomed has submitted its AB5000 Portable Driver for an IDE to conduct a patient discharge study. The new Portable Driver is lightweight and quiet, demonstrates reliable performance, and has the potential to improve patient care while lowering costs to hospitals.

"We are gaining great momentum with our customers, both in the U.S. and Europe. Abiomed provides many exclusive products for patients that need heart support from the cath lab to the surgery suite," said Michael R. Minogue, Chairman, CEO and President of Abiomed. “Our opportunity for success has never been greater and we will continue to adapt and execute on our strategic plan.”

Abiomed today updated its full year revenue forecast for its fiscal year 2008 ending March 31, 2008, to be in the range of $58 million to $62 million based on the timing of U.S. clinical trials and global regulatory approvals of new products. This forecast would be an increase over fiscal 2007 of approximately 15% to 22%.

The Company will host a conference call today at 8:00 a.m. ET to discuss its third quarter of fiscal 2008 results and clinical trials. Michael R. Minogue, Chairman, Chief Executive Officer and President, Daniel J. Sutherby, Chief Financial Officer, and Dr. Karim Benali, Chief Medical Officer, will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial 866.543.6407; the international number is 617.213.8898. The access code is 32110528. A replay of this conference call will be available beginning at 10 a.m. ET on February 7, 2008 through 11:59 p.m. ET on February 21, 2008. The replay phone number is 888-286-8010; the international number is 617-801-6888. The replay access code is 98085492.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the Company's progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and recently filed Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Abiomed, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)
	December 31, 2007	March 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,576	$69,646
Short-term marketable securities	44,458	5,479
Accounts receivable, net	11,679	10,932
Inventories	16,269	8,567
Prepaid expenses and other current assets	1,044	1,758
Total current assets	79,026	96,382
Property and equipment, net	7,446	5,764
Intangible assets, net	6,808	7,329
Goodwill	29,163	26,708
WorldHeart note receivable	1,126	---
WorldHeart warrant	2,104	---
Other assets	444	---
Total assets	$126,117	$136,183
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,413	$5,185
Accrued expenses	8,476	7,017
Deferred revenue	1,213	695
Total current liabilities	17,102	12,897
Long-term deferred tax liability	3,077	1,191
Deferred gain on WorldHeart note receivable and warrant	1,641	---
Other long-term liabilities	296	---
Total liabilities	22,116	14,088
Commitments and contingencies
Stockholders' equity:
Class B Preferred Stock, $.01 par value	---	---
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	326	323
Authorized - 100,000,000 shares;
Issued - 32,617,099 shares at December 31, 2007 and 32,254,577 shares at March 31, 2007;
Outstanding - 32,606,080 shares at December 31, 2007 and 32,243,558 shares at March 31, 2007
Additional paid-in-capital	298,427	292,467
Accumulated deficit	(197,422)	(171,189)
Treasury stock at cost - 11,019 shares at December 31, 2007 and at March 31, 2007	(116)	(116)
Accumulated other comprehensive income	2,786	610
Total stockholders' equity	104,001	122,095
Total liabilities and stockholders' equity	$126,117	$136,183
Abiomed, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
Products	$15,826	$12,823	$40,999	$36,698
Funded research and development	189	81	435	100
	16,015	12,904	41,434	36,798
Costs and expenses:
Cost of product revenue excluding amortization of intangibles	3,773	2,873	10,182	9,281
Research and development	6,883	5,625	18,231	16,329
Selling, general and administrative	13,540	10,917	38,239	31,355
Arbitration decision	---	---	1,206	---
Expensed in-process research and development	---	---	---	800
Amortization of intangible assets	403	373	1,169	1,243
	24,599	19,788	69,027	59,008
Loss from operations	(8,584)	(6,884)	(27,593)	(22,210)
Other (expense) income:
Investment income, net	611	240	2,320	841
Change in fair value of WorldHeart note receivable and warrant	589	---	589	---
Other (expense) income, net	(750)	22	(817)	181
	450	262	2,092	1,022
Loss before provision for income taxes	(8,134)	(6,622)	(25,501)	(21,188)
Provision for income taxes	167	103	457	344
Net loss	$(8,301)	$(6,725)	$(25,958)	$(21,532)

Basic and diluted net loss per share	$(0.26)	$(0.25)	$(0.80)	$(0.81)
Weighted average shares outstanding	32,488	26,712	32,415	26,602

CONTACT:
Abiomed, Inc.
Daniel J. Sutherby, 978-777-5410
Chief Financial Officer
ir@abiomed.com
or
For Abiomed, Inc.
Brodeur
Heather Nevers, 617-587-2814
Media Relations
hnevers@brodeur.com